EXHIBIT 11

             STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
               (in thousands, except per share amounts)

                           For the Three months ended June 30,
                                 2000               1999

                            Basic   Diluted     Basic   Diluted

Weighted average shares
outstanding:
  Common stock (1)         63,823    63,823     60,602   60,602
  Shares available under
     Options                   -      3,527         -     3,605
  Shares related to
     deferred compensation     -        471         -     1,033

Weighted average common
  and common equivalent
  shares outstanding       63,823    67,821     60,602   65,240

Net earnings              $40,384   $40,384    $34,670  $34,670
Adjustment related to
  deferred compensation        -         -          -      (638)
Interest expense, net,
  on debentures                -         -          -         4

Net earnings applicable
  to common stock         $40,384   $40,384    $34,670  $34,036

Per share                 $  0.63   $  0.60    $  0.57  $  0.52


(1)Includes shares exchangeable into common stock.